                                                                   EXHIBIT 12.1


                             Read-Rite Corporation
                             Calculation of Ratio of
                           Earnings to Fixed Charges
                          (Dollar Amount in Thousands)


                                                               Fiscal Year Ended                             Nine Months
                                          ---------------------------------------------------------         Ended June 30,
                                            1992       1993        1994        1995         1996           1996        1997
                                          --------   ---------   --------    ---------    ---------      --------    --------
Income from continuing operations
  before income taxes & minority
  interest and extraordinary credit       $67,763     $ 4,281     $28,767     $177,514     $ 3,916       $ 64,780    $ 88,261
Fixed charges                               4,460       3,703       7,271        8,198      14,839         10,772      12,957
                                          -------     -------     -------     --------     -------       --------    --------
Income as adjusted                        $72,223     $7,984      $36,038     $185,712     $18,755       $ 75,552    $101,218
                                          =======     ======      =======     ========     =======       ========    ========

Fixed charges:

  Interest expense                        $ 3,516     $2,405      $ 4,759     $  5,589     $12,897       $  9,113    $ 10,631
  Portion of rent expense
    representing interest                     944      1,298        2,512        2,609       1,942          1,659       2,326
                                          -------     -------     -------     --------     -------       --------    --------
Fixed charges                             $ 4,460     $ 3,703     $ 7,271     $  8,198     $14,839       $ 10,772    $ 12,957
                                          =======     ======      =======     ========     =======       ========    ========
Ratio of earnings to fixed
  charges                                    16.2       2.2         5.0         22.7         1.3            7.0         7.8
